Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Mobile Global Esports Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value	(1)	Other	100,000,000	$0.10	$10,000,000.00	0.0001381	$1,381.00

Total Offering Amounts:							$10,000,000.00		1,381.00
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$1,381.00

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), by averaging the high and low sales prices of Mobile Global Esports Inc.’s (the “Registrant’s”) common stock, par value $0.0001 par value per share (“Common Stock”), as reported on the OTC Markets on February 6, 2026, which date is within five business days prior to the filing of this Registration Statement.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock of the Registrant as may from time to time become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock.

Represents the resale of 100,000,000 shares of Common Stock that the selling stockholder identified in the Registration Statement (the “Selling Stockholder) may purchase from the Registrant pursuant to that certain Securities Purchase Agreement, dated December 1, 2025, between the Registrant and the Selling Stockholder.